EXHIBIT 99.1

Xenogen Announces Record Third Quarter 2004 Revenue;

Sales Increase 61% Year-to-Date over 2003

ALAMEDA, Calif., – November 4, 2004 – Xenogen Corporation (Nasdaq: XGEN), maker of advanced imaging technology to accelerate drug discovery and development, today reported financial results for the third quarter and nine months ended September 30, 2004.

Total revenue for the third quarter of 2004 was $6.7 million, compared to $4.5 million in the third quarter of 2003, an increase of $2.2 million or 49 percent. The increase resulted primarily from an increase in sales of IVIS Imaging Systems and from higher contract revenue. Loss from operations for the third quarter of 2004 was approximately $5.3 million, compared to $4.4 million for the same period last year. Net loss for the quarter was $5.4 million, or a net loss per share of $0.43, compared to a net loss (after preferred stock dividends) of $5.5 million, or a net loss per share of $6.24 for the same quarter last year.

“We are pleased to have generated strong year-over-year revenue growth, including more than doubling sales of products, which we believe is further indication that biophotonic imaging is becoming broadly-accepted in both the academic and pharma settings for in vivo biological assessment,” said David Carter, Chairman and Chief Executive Officer. “As we continue to place Xenogen’s in vivo imaging technology in the world’s leading laboratories and universities, we are gratified to see that scientists value the quality of data our technology provides. We are working actively to attract additional customers for our imaging products and services as well as additional contract research partners.”

Mr. Carter continued, “As we have noted before, due to the budget cycles of our customers, we typically expect to see lower revenue in the third quarter and the first quarter compared to the second and fourth quarters. Moreover, because our systems often represent large purchases for researchers, we understand that the decision process will continue to be lengthy. Revenue in the third quarter was negatively impacted due to the previously reported project delays caused by a customer under a government contract.”

Total revenue for the first nine months of 2004 was $21.2 million, compared to $13.2 million for the first nine months of 2003, an increase of $8 million or 61 percent. The increase resulted primarily from an increase in sales of our IVIS Imaging Systems and from higher contract revenue. Loss from operations for the first nine months of 2004 was approximately $16.7 million, compared to $14.2 million for the same period last year. Net loss for the first nine months was $16.8 million, or a net loss per share of $3.48, compared to a net loss (after preferred stock dividends) of $17.4 million, or a net loss per share of $23.74, for the same period last year.

“During the third quarter, we installed IVIS 200 systems at two significant new commercial customers. We completed a license agreement with Merck & Co. for five IVIS systems and installed the first unit by the end of the quarter. In addition, in the third quarter we made our first commercial IVIS sale in Japan to Shionogi & Co., Ltd. through our Japanese distributor,” Mr. Carter said.

Xenogen Bioscience, the contract research business unit of Xenogen Corporation, is now working on gene constructs supplied by the National Institute of Environmental Health Sciences (NIEHS), a government agency that has a five year gene targeting contract with the Company. Due to the term extension of this contract, approximately $800,000 of revenue from this contract that was originally anticipated in 2004 is now expected to be recognized in mid-2005.

Mr. Carter said, We now expect our 2004 total revenue to fall within a range of $28.5 million to $29.5 million. We believe we will have visibility into the level and mix of revenue for the year 2005 after the end of the fourth quarter 2004. We remain confident that the unique suite of products and services that Xenogen offers will continue to advance pharmaceutical research and provide support for our long-term outlook of continued robust growth.”

Third-Quarter 2004 Financial Results Conference Call/Webcast

Xenogen management will host a live conference call and webcast with investors today, November 4, 2004, at 5:00 p.m. Eastern Time/2:00 p.m. Pacific Time to discuss third-quarter results and the business outlook going forward. Investors and other interested parties may access the call by dialing (800) 479-9001 in the U.S. and (719) 457-2618 internationally. Additionally, a live audio webcast will be available through Xenogen’s website at http://www.xenogen.com. A phone replay will be available for 48 hours following the completion of the call by dialing (888) 203-1112 (domestic) or (719) 457-0820 (international), and entering in reservation code 981-895. The webcast will be archived and available on the Xenogen website for 14 days.

About Xenogen Corporation

Xenogen combines systems biology and low-light optical imaging to create powerful new biophotonic imaging technology that advances the ability of scientists to explore genes, proteins, pathogens and tumor cells in living animals in real time, providing predictive data that is designed to substantially improve the success rate in drug development. Xenogen incorporates into living animals the bioluminescent gene that makes a firefly glow and harnesses the resulting light using an ultra-sensitive camera and sophisticated software. This biophotonic imaging technology creates images and analyzes the resulting data on cellular activity, gene expression, and spread of disease or the effect of a new drug candidate. Xenogen’s biophotonic imaging technology is used by leading academics and pharmaceutical and biotechnology companies to provide more accurate and previously unavailable data that is intended to result in the ability to make more timely and cost-effective decisions at every step in the drug development process.

Forward-Looking Statements

This press release contains forward-looking statements regarding our future financial and operating results, including statements about seasonality of revenue, indications that biophotonic imaging is becoming broadly accepted for in vivo biological assessment, expansion of the agreement with Merck & Co., anticipated revenue from the NIEHS contract, and anticipated full-year revenue. Our forward-looking statements are based on our current expectations, estimates and assumptions and are subject to many risks, uncertainties and unknown future events that could cause actual results to differ materially. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in our business, including, without limitation: our expectations regarding growth in acceptance of our products; difficulties or delays in development, testing, manufacturing, and marketing of our products under development; failure to receive anticipated revenue under long term customer agreements that may not be renewed or may be cancelled; product recalls; the scope and validity of patent protection for our IVIS systems, biophotonic imaging technologies and our other product candidates; our ability to finalize development of the IVIS 3D and sell our imaging systems without infringing the patent rights of others; competition from other companies or alternative technologies; and our ability to obtain additional financing as necessary to support our operations. For a discussion of these and other factors that could impact our financial results and cause our results to differ materially from those in the forward-looking statements, please refer to our filings with the Securities and Exchange Commission, particularly our Form 10-Q filed on August 16, 2004. Xenogen is under no obligation to (and specifically disclaims any such obligation to) update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

Xenogen® and IVIS® are registered trademarks of Xenogen Corporation.

XENOGEN CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except share and per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Revenue:
Product	$3,462	$1,588	$10,664	$4,344
Contract	1,962	1,770	6,542	5,210
License	1,271	1,158	3,980	3,629

Total revenue	6,695	4,516	21,186	13,183

Total cost of revenue (a)	4,659	2,827	14,304	8,403

Gross margin	2,036	1,689	6,882	4,780

Operating expenses:
Research and development (a)	2,747	2,704	9,482	8,048
Selling, general and administrative (a)	3,807	2,460	11,678	7,262
Depreciation and amortization expenses	740	939	2,413	2,974
Restructuring charges	—	—	—	669

Total operating expenses	7,294	6,103	23,573	18,953
Loss from operations	(5,258)	(4,414)	(16,691)	(14,173)
Other income—net	24	33	278	48
Interest income (expense), net	(135)	(191)	(367)	(575)

Net loss	(5,369)	(4,572)	(16,780)	(14,700)

Preferred stock dividends	—	(901)	—	(2,703)

Net loss attributable to common stockholders	$(5,369)	$(5,473)	$(16,780)	$(17,403)

Weighted average number of common shares outstanding	12,437,372	876,563	4,816,394	732,939

Loss per share data (1):
Net loss attributable to common stockholders	$(0.43)	$(6.24)	$(3.48)	$(23.74)

(1)	Loss per share (LPS), for each quarter is computed using the weighted-average number of shares outstanding during that quarter, while LPS for the year-to-date period is computed using the weighted-average number of shares outstanding during the period. Thus, the sum of the LPS for each of the quarters may not equal the LPS for the year-to-date period.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
(a) Includes charges for stock-based compensation as follows:
Cost of revenue	$(38)	$32	$509	$(1)
Research and development	(75)	68	1,103	(1)
Selling, general and administrative	157	39	1,913	—

Total Stock based compensation	$44	$139	$3,525	$(2)

SELECTED CONSOLIDATED BALANCE SHEET INFORMATION

(in thousands)

(unaudited)

	September 30, 2004	December 31, 2003
		(Note)
Cash, cash equivalents and short term investments	$26,989	$13,546
Working Capital	23,001	6,314
Total assets	42,382	31,559
Deferred Revenue	6,889	9,918
Long term obligations	6,407	5,182
Stockholders Equity	19,946	8,190

NOTE: The selected consolidated balance sheet information at December 31, 2003 has been derived from the audited financial statements but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

CONTACT:

Xenogen Corporation

William A. Albright, Chief Financial Officer, (510) 291-6100

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